Exhibit 99.2

WebMD Health Corp.

Preliminary Financial Information for the Quarter Ended June 30, 2013

and Updated Financial Guidance Summary

(In millions, except per share amounts)

	Quarter Ended June 30, 2013 Preliminary Results		Year Ending December 31, 2013 Guidance Range
Revenue	$124.0	$125.0	$485.0	$505.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$29.0	$29.5	$100.0	$110.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(5.8)	(5.8)	(23.0)	(23.0)
Depreciation and amortization	(6.7)	(6.7)	(28.0)	(27.0)
Non-cash stock-based compensation	(11.2)	(11.2)	(39.0)	(37.0)
Other expense (c)	(1.4)	(1.4)	(1.4)	(1.4)

Pre-tax income	3.9	4.4	8.6	21.6
Income tax provision	(1.4)	(1.6)	(5.6)	(10.6)

Net income	$2.5	$2.8	$3.0	$11.0

Net income per share:
Basic	$0.05	$0.06	$0.06	$0.22

Diluted	$0.05	$0.05	$0.06	$0.21

Weighted-average shares outstanding used in computing per share amounts:
Basic	49.0	49.0	50.0	50.0

Diluted	51.0	51.0	52.0	52.0

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to Net Income
(c)	Represents severance expense for the Company’s former Chief Executive Officer

Additional information regarding full year forecast:

-	The distribution of the annual revenue is expected to be approximately 83% public portals advertising and sponsorship and 17% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

-	Convertible Notes are not expected to be dilutive for the full year or any quarter.

The above guidance does not include the impact, if any, of future deployment of capital for items such as share repurchases or acquisitions, gains or losses from discontinued operations, or other non-recurring, one-time or unusual items.